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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1981 Stock Option Plan, the 1993 Stock Option Plan, the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the Warrants to purchase common stock, and the Options to purchase common stock of Laser Power Corporation of our report dated December 4, 1998, except for Note 3, as to which the date is December 23, 1998, with respect to the consolidated financial statements of Laser Power Corporation included in its Annual Report on Form 10-K for the year ended September 30, 1998, filed with the Securities and Exchange Commission.



                                          ERNST & YOUNG LLP


San Diego, California
December 28, 1998